                                                                      EXHIBIT 12
                  SOUTHERN NATURAL GAS COMPANY AND SUBSIDIARIES

                        Computation of Ratios of Earnings
                   from Continuing Operations to Fixed Charges
                              Total Enterprise (a)

                                                                       Years Ended December 31,
                                                 --------------------------------------------------------------------
                                                                            (In Thousands)

                                                   1998           1997           1996           1995           1994
                                                   ----           ----           ----           ----           ----

Earnings from Continuing Operations:
    Income before income taxes                   $168,177       $170,227       $150,219       $134,124       $ 76,098
    Fixed charges (see computation below)          42,326         34,785         43,028         48,779         47,575
                                                 --------       --------       --------       --------       --------


Total Earnings Available for Fixed Charges       $210,503       $205,012       $193,247       $182,903       $123,673
                                                 ========       ========       ========       ========       ========


Fixed Charges:
    Interest expense before deducting
       interest capitalized                      $ 40,369       $ 33,130       $ 41,147       $ 46,859       $ 45,900
    Rentals(b)                                      1,957          1,655          1,881          1,920          1,675
                                                 --------       --------       --------       --------       --------


                                                 $ 42,326       $ 34,785       $ 43,028       $ 48,779       $ 47,575
                                                 ========       ========       ========       ========       ========


Ratio of Earnings to Fixed Charges                    5.0            5.9            4.5            3.7            2.6
                                                 ========       ========       ========       ========       ========









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(a)   Amounts include the Company's portion of the captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and unconsolidated affiliates.